Exhibit 99.1

FOR IMMEDIATE RELEASE	August 11, 2005

Contacts: Jay M. Forgotson, President / James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. ANNOUNCES

SHAREHOLDER APPROVAL OF MERGER

Stamford, CT, August 11, 2005 – Merrill J. Forgotson, President of Cornerstone Bancorp, Inc., announced that the shareholders of Cornerstone Bancorp, at its annual meeting held on August 10, 2005, approved the Agreement and Plan of Merger, dated as of April 12, 2005, among Cornerstone Bancorp, Inc., Cornerstone Bank, NewAlliance Bancshares, Inc. and NewAlliance Bank, which provides for the merger of Cornerstone Bancorp, Inc. into NewAlliance Bancshares, Inc. and the simultaneous merger of Cornerstone Bank into NewAlliance Bank. Shareholders holding 831,753 shares, or approximately 94% of the shares voted on the merger proposal, cast votes to approve the Agreement and Plan of Merger. It is expected that the transactions will be consummated at the beginning of 2006. Regulatory applications are pending.

Also at the annual meeting, the following five directors, each of whom was currently a director, were elected to three-year terms on the Board of Directors: Joseph F. Field, Merrill J. Forgotson, J. James Gordon, Courtney A. Nelthropp and Donald Sappern. The shareholders also ratified the appointment of KPMG LLP as Cornerstone Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms. The forward-looking statements contained in this report speak only as of the date on which such statements are made.

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